EXHIBIT 16.1 TO FORM 8-K/A

August 18, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated August 18, 2004, of TOR Minerals International, Inc. and are in agreement with the statements contained in Item 4. (a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP